Exhibit 10.6


                           --------------------------

                            Employment Agreement with
                                Michael P. Gavin
                           --------------------------


     THIS AGREEMENT entered into and effective this 30th day of December, 1997, by and between The Bank of Glen Burnie (the "Bank"), Glen Burnie Bancorp (the "Company"), and Michael P. Gavin (the "Employee").

     WHEREAS, the Employee has been hired by the Bank and the Company to serve as the Chief Operating Officer; and

     WHEREAS, the Boards of Directors of the Bank and the Company have determined that it is in the best interests of the Bank to enter into this Agreement with the Employee to secure his services, to assure continuity of management and to encourage his commitment and dedication to the performance of assigned duties; and

     WHEREAS, the parties hereto desire by this writing to set forth the employment relationship between the Bank, the Company, and the Employee.

     NOW, THEREFORE, it is AGREED as follows:

     1. Defined Terms

     When used anywhere in this Agreement, the following terms shall have the meaning set forth herein.

           (a) "Boards" shall mean the Boards of Directors of the Bank and the Company.

           (b) "Change in Control" shall mean any one of the following events:
(i) the acquisition of ownership, holding or power to vote more than 25% of the Bank's or the Company's voting stock, (ii) the acquisition of the ability to control the election or appointment of a majority of the Bank's or the Company's directors, (iii) the acquisition of a controlling influence over the management or policies of the Bank or the Company by any person or by persons acting as a "group" (within the meaning of Section 13(d) of the Securities Exchange Act of
1934), or (iv) during any period of two consecutive years, individuals (the "Continuing Directors") who at the beginning of such period constituted the Board of Directors of the Bank or the Company (the "Existing Board") cease for any reason to constitute at least two-thirds thereof, provided that any individual whose election or nomination for election as a member of the Existing Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director. Notwithstanding the foregoing, in the case of (i), (ii) and


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(iii) hereof, ownership or control of the Bank by the Company itself shall not constitute a Change in Control for purposes of this Agreement. For purposes of this paragraph only, the term "person" refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein.

           (c) "Company" shall mean Glen Burnie Bancorp or any company that may hereafter be formed solely as a holding company for 100% of the Bank's common stock.

           (d) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and as interpreted through applicable rulings and regulations in effect from time to time.

           (e) "Code ss.280G Maximum" shall mean the product of 2.99 and the Employee's "base amount" as defined in Code ss.280G(b)(3).

           (f) "Disability" shall mean a physical or mental infirmity which impairs the Employee's ability to substantially perform his duties under this Agreement and which results in the Employee becoming eligible for long-term disability benefits under the Bank's long-term disability plan or, if the Bank has no such plan in effect, a physical or mental infirmity which impairs the Employee's ability to substantially perform his duties under this Agreement for a period of 180 consecutive days.

           (g) "Effective Date" shall mean the date of the Employee's commencement of employment under the provisions of this Agreement.

           (h) "Good Reason" shall mean any of the following events, which have not been consented to in advance by the Employee in writing: (i) the requirement that the Employee move his personal residence, or perform his principal executive functions, more than 30 miles from his primary office as of the later of the Effective Date and the most recent voluntary relocation by the Employee;
(ii) a material reduction in the Employee's base compensation under this Agreement as the same may be increased from time to time; (iii) the failure by the Bank or the Company to continue to provide the Employee with compensation and benefits provided under this Agreement as the same may be increased from time to time, or with benefits substantially similar to those provided to him under any of the employee benefit plans in which the Employee now or hereafter becomes a participant, or the initiation of any action by the Bank or the Company which would directly or indirectly reduce any of such benefits or deprive the Employee of any material benefit enjoyed by him under this Agreement; (iv) the assignment to the Employee of duties and responsibilities materially different from those normally associated with his position; (v) a failure to reelect the Employee to the Board of Directors of the Bank or the Company, if the Employee has served on such Board at any time during the term of the Agreement; (vi) a material diminution or reduction in the Employee's responsibilities or authority (including reporting responsibilities) in connection with his employment with the Bank or the Company; or (vii) a material reduction in secretarial or other administrative support of the Employee.


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           (i) "Just Cause" shall mean, in the good faith determination of the
Boards, the Employee's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement. The Employee shall have no right to receive compensation or other benefits for any period after termination for Just Cause. The Employee shall have the right to receive any vested compensation or benefits for any period prior to termination for Just Cause. No act, or failure to act, on the Employee's part shall be considered "willful" unless he has acted, or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Bank and the Company.

           (j) "Protected Period" shall mean the period that begins on the date six months before a Change in Control and ends on the later of the second annual anniversary of the Change in Control or the expiration date of this Agreement.

           (k) "Trust" shall mean a grantor trust that is designed and implemented in accordance with Revenue Procedure 92-64 and has a trustee independent of the Bank and the Company.

     2. Employment. The Employee is employed as the Chief Operating Officer of the Bank and the Company. In such position, the Employee shall manage and direct the day-to-day operations, including the supervision of all Management-level officers and designated staff personnel to achieve the Bank's primary business objectives, including increased profitability, return-on-capital and enhancement of franchise and shareholder values. The Employee shall be responsible for overall implementation and management of Bank's objectives, policies and strategic plans. The Employee shall render such other administrative and management services for the Bank and the Company as the Boards may from time to time reasonably direct, including normal duties as an officer of the Bank and the Company.

     3. Joint and Several Liability. In lieu of paying the Employee a base salary or benefits during the term of this Agreement, the Company hereby agrees that, to the extent permitted by law, it shall be jointly and severally liable with the Bank for the payment of all amounts due under this Agreement. Nevertheless, the Board of Directors of the Company may in its discretion at any time during the term of this Agreement agree to pay the Employee a base salary for the remaining term of this Agreement. If the Board of Directors of the Company agrees to pay such salary, the Board shall thereafter review, not less often than annually, the rate of the Employee's salary and in its sole discretion may decide to increase his salary.

     4. Base Compensation. The Bank agrees to pay the Employee during the term of this Agreement a salary at the rate of $95,000 per annum, payable in cash not less frequently than monthly. The Bank's Board of Directors shall review the Employee's salary, not less often than annually, and in its sole discretion may increase his salary.


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     5. Discretionary Bonuses. The Employee shall participate in an equitable manner with all other senior management employees in discretionary bonuses that the Boards may award from time to time to similarly-situated senior management employees. No other compensation provided for in this Agreement shall be deemed a substitute for the Employee's right to participate in such discretionary bonuses.

     6. (a) Participation in Retirement, Medical and Other Plans. During the term of this Agreement, the Employee shall be eligible to participate in any benefit plans maintained by the Bank or the Company, including group hospitalization, disability, health, dental, sick leave, life insurance, travel and/or accident insurance, auto allowance/auto lease, retirement and pension plans generally which benefits, taken as a whole, must be at least as favorable as those in effect on the Effective Date.

        (b) Employee Benefits. The Employee shall also be eligible to participate in any benefits which are or may become available to the Bank's or the Company's senior management employees, including for example: any stock option or incentive compensation plans and any other benefits in the form of qualified or nonqualified plans which are commensurate with the responsibilities and duties performed by the Employee under this Agreement.

        (c) Reimbursement for Business Expenses. The Employee shall be reimbursed for all reasonable out-of-pocket business expenses which he may incur in connection with his services under this Agreement upon substantiation of such expenses in accordance with the policies of the Bank.

     7. Term. The Bank and the Company hereby employ the Employee, and the Employee hereby accepts such employment under this Agreement, for the period commencing on the Effective Date and ending 36 months thereafter (or such earlier date as is determined in accordance with Section 11 or 13 hereof). Additionally, on each annual anniversary date from the Effective Date, the Employee's term of employment shall be extended for an additional one-year period beyond the then effective expiration date provided the Boards determine by duly adopted resolutions that the performance of the Employee has met the Boards' requirements and standards, and that this Agreement shall be extended. Only those members of the Boards who have no personal interest in this Employment Agreement shall consider and vote upon this Agreement or the approval of any extension thereof.

     8. Loyalty; Noncompetition.

        (a) During the period of his employment hereunder and except for illnesses, reasonable vacation periods, and reasonable leaves of absence, the Employee shall devote all his full business time, attention, skill, and efforts to the faithful performance of his duties hereunder; provided, however, from time to time, Employee may serve on the boards of directors of, and hold any other offices or positions in, companies or organizations, which will not present any conflict of interest with the Company or any of its subsidiaries or affiliates, or unfavorably affect the performance of Employee's duties pursuant to this Agreement, or will not violate any


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applicable statute or regulation. "Full business time" is hereby defined as that amount of time usually devoted to like companies by similarly situated executive officers. During the term of his employment under this Agreement, the Employee shall not engage in any business or activity contrary to the business affairs or interests of the Company or the Bank, or be gainfully employed in any other position or job other than as provided above.

        (b) Nothing contained in this Section shall be deemed to prevent or limit the Employee's right to invest in the stock or other securities of any business dissimilar from that of the Bank, or, solely as a passive or minority investor, in any business.

        (c) For a period beginning with the Effective Date and ending on the date that is 12 months after the Employee's termination of employment for any reason, the Employee shall not engage in any activities, business, or enterprise which competes directly with the business of the Bank or the Company or any of their subsidiaries or affiliates in any county in which the Bank or the Company maintains a business facility, nor during such period will Employee make use of any confidential information related to the Bank or the Company, its operations or its customer base gained during the course of Employee's employment in a subsequent activity, business, or enterprise. The Employee recognizes that any breach of the restrictions set forth in this Section 8 (c) will result in irreparable injury to the Bank and the Company for which there is not an adequate monetary remedy at law, and therefore agrees that the Bank and the Company shall be entitled to injunctive relief in order to enforce the provisions hereof. In the event this Section 8 (c) shall be determined by any court of competent jurisdiction to be unenforceable in part by reason of its term or scope being too great or its coverage being too great a geographical area, it shall be in full force and effect as to that scope, period of time, or geographical area as are determined to be reasonable by the court.

     9. Standards. The Employee shall perform his duties under this Agreement in accordance with such reasonable standards as the Boards may establish from time to time. The Bank will provide Employee with the working facilities and staff customary for similar executives and necessary for him to perform his duties.

     10. Vacation and Sick Leave. At such reasonable times as the Bank's Board shall in its discretion permit, the Employee shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment under this Agreement, all such voluntary absences to count as vacation time, provided that:

         (a) The Employee shall be entitled to an annual vacation in accordance with the policies that the Board periodically establishes for senior management employees of the Bank.

         (b) The Employee shall not receive any additional compensation from the Bank on account of his failure to take a vacation or sick leave, and the Employee shall not accumulate unused vacation or sick leave from one fiscal year to the next, except in either case to the extent authorized by the Board.


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         (c) In addition to the aforesaid paid vacations, the Employee shall be entitled without loss of pay, to absent himself voluntarily from the performance of his employment with the Bank for such additional periods of time and for such valid and legitimate reasons as the Board may in its discretion determine. Further, the Board may grant to the Employee a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as such Board in its discretion may determine.

         (d) In addition, the Employee shall be entitled to an annual sick leave benefit as established by the Board.

      11. Termination and Termination Pay. Subject to Section 13 hereof, the Employee's employment hereunder may be terminated under the following circumstances:

         (a) Death. The Employee's employment under this Agreement shall terminate upon his death during the term of this Agreement, in which event the Employee's estate shall be entitled to receive the compensation due the Employee through the last day of the calendar month in which his death occurred.

         (b) Disability. (1) The Bank may terminate the Employee's employment after having established the Employee's Disability, in which event the Employee shall be entitled to the compensation and benefits provided for under this Agreement for (i) any period during the term of this Agreement and prior to the establishment of the Employee's Disability during which the Employee is unable to work due to the physical or mental infirmity, or (ii) any period of Disability which is prior to the Employee's termination of employment pursuant to this Section 11 (b); provided that any benefits paid pursuant to the Bank's long term disability plan will continue as provided in such plan without reduction for payments made pursuant to this Agreement.

     (2) During any period that the Employee shall receive disability benefits and to the extent that the Employee shall be physically and mentally able to do so, he shall furnish such advice, information and assistance so as to assist in the continued ongoing business of the Bank and, if able, shall make himself available to the Bank to undertake reasonable assignments consistent with his prior position and his physical and mental health. The Bank shall pay all reasonable expenses incident to the performance of any assignment given to the Employee during the disability period.

         (c) Just Cause. The Boards may, by written notice to the Employee, immediately terminate his employment at any time, for Just Cause. The Employee shall have no right to receive compensation or other benefits for any period after termination for Just Cause.

         (d) Without Just Cause; Constructive Discharge. The Boards may, by written notice to the Employee, immediately terminate his employment at any time for a reason other than his Disability or Just Cause, in which event the Employee shall be entitled to receive the following compensation and benefits (unless such termination occurs during the Protected Period in which event the benefits and compensation provided for in Section 13 shall apply): (i) the salary provided pursuant to Section 4 hereof, up to the expiration date of this Agreement, including any renewal


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term (the "Expiration Date"), plus said salary for an additional 12-month period, provided that such salary shall not exceed 2.99 x of then existing salary and (ii) at the Employee's election either (A) cash in an amount equal to the cost to the Employee of obtaining all health, life, disability and other benefits which the Employee would have been eligible to participate in through the Expiration Date based upon the benefit levels substantially equal to those that the Bank provided for the Employee at the date of termination of employment or (B) continued participation under such Bank and Company benefit plans through the Expiration Date, but only to the extent the Employee continues to qualify for participation therein. All amounts payable to the Employee shall be paid, at the option of the Employee, either (I) in periodic payments through the Expiration Date, or (II) in one lump sum within ten days of such termination.

         (e) Good Reason. The Employee shall be entitled to receive the compensation and benefits payable under Section 11(d) hereof in the event that the Employee voluntarily terminates employment within 90 days of an event that constitutes Good Reason, (unless such voluntary termination occurs during the Protected Period, in which event the benefits and compensation provided for in
Section 13 shall apply).

         (f) Voluntary Termination by Employee. Subject to Section 13 hereof, the Employee may voluntarily terminate employment with the Bank during the term of this Agreement, upon at least 90 days' prior written notice to the Board of Directors, in which case the Employee shall receive only his compensation, vested rights and employee benefits up to the date of his termination (unless such termination occurs pursuant to Section 11(e) hereof or within the Protected Period in Section 13(a) hereof, in which event the benefits and compensation provided for in Sections 11(d) or 13, as applicable, shall apply).

     12. No Mitigation. The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Employee in any subsequent employment.

     13. Change in Control.

         (a) Trigger Events. The Employee shall be entitled to collect the severance benefits set forth in Section 13(b) hereof in the event that either
(i) the Employee voluntarily terminates employment either for any reason within the 30-day period beginning on the date of a Change in Control, (ii) the Employee voluntarily terminates employment within 90 days of an event that both occurs during the Protected Period and constitutes Good Reason, or (iii) the Bank or the Company or their successor(s) in interest terminate the Employee's employment without his written consent and for any reason other than Just Cause during the Protected Period.

         (b) Amount of Severance Benefit. If the Employee becomes entitled to collect severance benefits pursuant to Section 13(a) hereof, the Bank shall:


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                (i) pay the Employee a severance benefit equal to the difference between the Code ss.280G Maximum and the sum of any other "parachute payments" as defined under Code ss.280G(b)(2) that the Employee receives on account of the Change in Control, and

                (ii) pay for long-term disability and provide such medical benefits as are available to the Employee under the provisions of COBRA, for eighteen (18) months (or such longer period, up to 24 months, if COBRA is amended).

     The amount payable under this Section 13(b) shall be paid either (i) in one lump sum within ten days of the later of the date of the Change in Control and the Employee's last day of employment with the Bank or the Company, or (ii) if prior to the date which is 90 days before the date on which a Change in Control occurs, the Employee filed a duly executed irrevocable written election in the form attached hereto as Exhibit "A", payment of such amount shall be made according to the elected schedule. Deferred amounts shall bear interest from the date on which they would otherwise be payable until the date paid at a rate equal to 120% of the applicable federal rate, compounded semiannually, as determined under Code Section 1274(d) and the regulations thereunder.

     In the event that the Employee, the Bank, and the Company jointly agree that the Employee has collected an amount exceeding the Code ss.280G Maximum, the parties may agree in writing that such excess shall be treated as a loan ab initio which the Employee shall repay to the Bank, on terms and conditions mutually agreeable to the parties, together with interest at the applicable federal rate provided for in Section 7872(f)(2)(B) of the Code.

         (c) Funding of Grantor Trust upon Change in Control. Not later than ten business days after a Change in Control, the Bank shall (i) deposit in a Trust an amount equal to the Code ss.280G Maximum, unless the Employee has previously provided a written release of any claims under this Agreement, and (ii) provide the trustee of the Trust with a written direction to hold said amount and any investment return thereon in a segregated account for the benefit of the Employee, and to follow the procedures set forth in the next paragraph as to the payment of such amounts from the Trust. Upon the later of the Trust's final payment of all amounts due under the following paragraph or the date 27 months after the Change in Control, the trustee of the Trust shall pay to the Bank the entire balance remaining in the segregated account maintained for the benefit of the Employee. The Employee shall thereafter have no further interest in the Trust.

     During the 27-consecutive month period after a Change in Control, the Employee may provide the trustee of the Trust with a written notice requesting that the trustee pay to the Employee an amount designated in the notice as being payable pursuant to this Agreement. Within three business days after receiving said notice, the trustee of the Trust shall send a copy of the notice to the Bank via overnight and registered mail return receipt requested. On the tenth
(10th) business day after mailing said notice to the Bank, the trustee of the Trust shall pay the Employee the amount designated therein in immediately available funds, unless prior thereto the Bank provides the trustee with a written notice directing the trustee to withhold such payment. In the


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latter event, the trustee shall submit the dispute to non-appealable binding arbitration for a determination of the amount payable to the Employee pursuant to this Agreement, and the costs of such arbitration shall be paid by the Bank. The trustee shall choose the arbitrator to settle the dispute, and such arbitrator shall be bound by the rules of the American Arbitration Association in making his determination. The parties and the trustee shall be bound by the results of the arbitration and, within 3 days of the determination by the arbitrator, the trustee shall pay from the Trust the amounts required to be paid to the Employee and/or the Bank, and in no event shall the trustee be liable to either party for making the payments as determined by the arbitrator.

     14. Indemnification. The Bank and the Company agree that their respective Bylaws shall continue to provide for indemnification of directors, officers, employees and agents of the Bank and the Company, including the Employee during the full term of this Agreement, and to at all times provide adequate insurance for such purposes.

     15. Reimbursement of Employee for Enforcement Proceedings. In the event that any dispute arises between the Employee and the Bank or the Company as to the terms or interpretation of this Agreement, whether instituted by formal legal proceedings or otherwise, including any action that the Employee takes to defend against any action taken by the Bank or the Company, the Employee shall be reimbursed for all costs and expenses, including reasonable attorneys' fees, arising from such dispute, proceedings or actions, provided that the Employee obtains either a written settlement or a final judgement by a court of competent jurisdiction substantially in his favor. Such reimbursement shall be paid within ten days of Employee's furnishing to the Bank written evidence, which may be in the form, among other things, of a canceled check or receipt, of any costs or expenses incurred by the Employee.

     16. Federal Income Tax Withholding. The Bank and the Company may withhold all federal and state income or other taxes from any benefit payable under this Agreement as shall be required pursuant to any law or government regulation or ruling.

     17. Successors and Assigns.

         (a) Bank and Company. This Agreement shall not be assignable by the Bank and the Company, provided that this Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank or the Company which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Company or the Bank, as the case may be.

         (b) Employee. Since the Bank and the Company are contracting for the unique and personal skills of the Employee, the Employee shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank and the Company; provided, however, that nothing in this paragraph shall preclude (i) the Employee from designating a beneficiary to receive any benefit payable hereunder upon his death, or (ii) the executors, administrators, or other legal representatives of the Employee or his estate from assigning any rights hereunder to the person or persons entitled thereunto.


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         (c) Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

     18. Amendments. No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

     19. Applicable Law. Except to the extent preempted by Federal law, the laws of the State of Maryland shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

     20. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

     21. Entire Agreement. This Agreement, together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto and shall supersede any prior agreement between the parties.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first hereinabove written.

ATTEST:                             THE BANK OF GLEN BURNIE

/s/ Dorothy A. Abel                 By /s/ John E. Demyan,
-------------------------              --------------------------------------
Secretary                              John E. Demyan, Chairman of the Board

                                    By /s/ F. William Kuethe, Jr.
                                       --------------------------------------
                                       F. William Kuethe, Jr., President

ATTEST:                             GLEN BURNIE BANCORP

/s/ Dorothy A. Abel                 By /s/ John E. Demyan
-------------------------              --------------------------------------
Secretary                              John E. Demyan, Chairman of the Board

                                    By /s/ F. William Kuethe, Jr.
                                       --------------------------------------
                                       F. William Kuethe, Jr., President

 WITNESS:                           EMPLOYEE

/s/ Dorothy A. Abel                   /s/ Michael P. Gavin
-------------------------             ---------------------------------------
                                      Michael P. Gavin



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